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                                                                  EXHIBIT 99.1


RoweCom Closes Up to $34 Million in Financing; Reiterates Goal of Becoming Cash Flow Positive in 2001

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sept. 12, 2000--RoweCom Inc. (Nasdaq:ROWE), a leader in empowering knowledge-based communities to work smarter, today announced that it has closed a transaction in which it can receive up to $34 million in financing. The investment was made by an investment fund that was advised by RAM Capital Resources, LLC.

"This investment provides RoweCom with the operating funds we expect to need in order to achieve cash self-sustainability in 2001," said Dr. Richard Rowe, RoweCom's president and chief executive officer. "We believe we now have the financial flexibility to become profitable while continuing to develop services designed to enhance our growth."

"We are pleased to support RoweCom as they continue to revolutionize the way knowledge resources are acquired," added Stephen Saltzstein, vice president of RAM Capital Resources. "We believe the company has the technology and management team to execute its ambitious growth plans."

RoweCom reiterated its timetable for becoming cash flow positive. "We believe we can be cash flow positive in 2001, well ahead of our earlier schedule," commented Paul Burmeister, RoweCom's chief financial officer. "This comes as a result of our success at increasing our gross margins at a more rapid rate than we had expected. In addition, we have been able to secure significant cost savings earlier than we had previously projected by eliminating redundant functions and positions that resulted from the merger last year of RoweCom and Dawson." RoweCom had earlier advised investors not to expect any meaningful economies of scale coming from the merger until 2001.

RoweCom issued a six-month convertible debenture in the original principal amount of $4 million. The debenture may be converted into shares of common stock at a conversion price of $5.884 per share. Conversion is at the holder's option, or if the closing bid price of RoweCom's stock exceeds $8.826 for 20 consecutive trading days, at RoweCom's option. RoweCom also issued 135,958 common stock purchase warrants with an exercise price of $7.268 per share. These warrants have a five-year term and are exercisable at the holder's option.

In addition, RoweCom issued 1.5 million Class A common stock purchase warrants having a term of one year and two days. During the first year, the Class A warrants may be exercised only if called by RoweCom at 92% of the average closing bid price of RoweCom's stock on the two trading days preceding exercise at a maximum exercise price of $20, subject to daily volume restrictions, and expire if not exercised when called. On the final two days, the holders at the fixed price of $20 may exercise the warrants.

All of the securities issued in the financing are subject to certain additional supplementary provisions, including listing rights, share delivery requirements, representations, warranties, covenants, anti-dilution protection, and remedies as are appropriate to preserve and protect the economic benefits intended to be conveyed to the investor.

About RoweCom Inc.

A first mover in business-to-business e-commerce, RoweCom develops and operates global web-based solutions that enable knowledge-based communities to purchase, manage, and use comprehensive knowledge resources and e-content such as magazines, newspapers, journals, and books. With clients ranging from Fortune 1000 companies to academic libraries, RoweCom serves communities with intensive knowledge requirements and high-volume purchases. Faxon, a long-established leader in academic information services, joined RoweCom in October 1999 and continues to serve its clients by offering expanded Internet and e-commerce tools as well as new levels of control, convenience, and cost-savings. For more information, visit www.rowe.com.

Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. RoweCom's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's SEC filings.

CONTACT: RoweCom Inc.
Dean Ridlon, 617/588-2849
dridlon@rowe.com
or
Investor Contact
Makovsky & Co.
Gene Marbach, 212/508-9645
emarbach@makovsky.com
or
Makovsky & Co.
Media Contact
Amy Rinaldi, 212/508-9697
arinaldi@makovsky.com